                                                                    PruSelect III Life Insurance Contract
                                                                          Prospectus Filing May 2005

                 Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were deducted the from annual investment returns of the sub-accounts

                 Gross Investment Rate                                            6.00%
                 less       Arithmetic Average of
                            Total Contractual Porfolio Expenses         -         0.82%
                 less       Guaranteed
                            Mortality and Expense Fee                   -         0.50%
                                                                               ---------
                 Fund Crediting Rate                                    =         4.68%

                                                                    PruSelect III Life Insurance Contract
                                                                         Prospectus Filing May 2005

Male    Preferred      NonSmoker
Age:             45                                                               Level Death Benefit
Face:            600,000                                                              CVAT
TTR:                     -                                                        Maximum Charges
                                                                                  Assume Annual Payment of $32,838 for 7 years
                                                                                  Hypothetical Annual Return of 6% Gross, 4.68%  net
Policy --- Year 5
                              (0a)          (0b)          (1)           (2)            (3)          (3a)         (4)        (5)         (6)           (7)            (8)             (9)              (10)          (11)          (12)            (13)             (14)
                               BOP           BOP                                       Per                       Per      Montly                     Total                          Total             EOP                          EOP            EOP              EOP
                            Contract        Accum       Premium      Per Policy      Premium      Invested      $1,000     Cost       Monthly      Contract       Surrender          Cash            Basic        Corridor      Corridor         Death            Accum
  Month         YEAR          Fund          Prems         Paid         Loads          Loads        Premium       Load     Of Ins     Interest        Fund          Charge         Surr Value           DB          Factor          DB           Benefits        Prems Paid
    1              5         103,064       145,023       32,838             10         7,389        25,439         30       185           490       128,779               -          128,779          600,000        2.67         343,839        600,000          178,443
    2              5         128,779       178,443            -             10             -           (10)        30       185           491       129,045               -          129,045          600,000        2.67         344,551        600,000          179,028
    3              5         129,045       179,028            -             10             -           (10)        30       184           492       129,313               -          129,313          600,000        2.67         345,265        600,000          179,614
    4              5         129,313       179,614            -             10             -           (10)        30       184           493       129,581               -          129,581          600,000        2.67         345,982        600,000          180,202
    5              5         129,581       180,202            -             10             -           (10)        30       184           494       129,851               -          129,851          600,000        2.67         346,702        600,000          180,792
    6              5         129,851       180,792            -             10             -           (10)        30       184           495       130,122               -          130,122          600,000        2.67         347,425        600,000          181,384
    7              5         130,122       181,384            -             10             -           (10)        30       184           496       130,394               -          130,394          600,000        2.67         348,151        600,000          181,977
    8              5         130,394       181,977            -             10             -           (10)        30       184           497       130,667               -          130,667          600,000        2.67         348,880        600,000          182,573
    9              5         130,667       182,573            -             10             -           (10)        30       184           498       130,941               -          130,941          600,000        2.67         349,613        600,000          183,171
    10             5         130,941       183,171            -             10             -           (10)        30       184           499       131,217               -          131,217          600,000        2.67         350,348        600,000          183,770
    11             5         131,217       183,770            -             10             -           (10)        30       184           500       131,493               -          131,493          600,000        2.67         351,087        600,000          184,372
    12             5         131,493       184,372            -             10             -           (10)        30       184           501       131,771               -          131,771          600,000        2.67         351,828        600,000          184,976

( 0a)      BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)      BOP Accum Prems = accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)       Premium paid  = $32,838

(2)       Per Policy load = $10 per month.

(3)       Sales and Admin Load = 22.5% of premium paid

(4)       Per $1,000 load  -   $0.05 per month per 1,000 of insurance amount

(5)       Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male NonSmoker

(6)       Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.68% is the crediting interest rate.

(7)       Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)       Surrender Charges - there are no surrender charges on this product

(9)       Total Cash Surr Value  =  Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)       EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)       Corridor factor  - cash value accumulation corridor factor for Male age 45 NonSmoker CVAT

(12)       EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)       EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)       EOP Accum Prems Paid - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5